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OPLINK COMMUNICATIONS, INC

Moderator: Stephen Welles
August 8, 2014
2:00 pm PT

Operator:
Good day, everyone. Welcome to the Oplink Fourth Quarter Fiscal 2014 Earnings conference. Today's conference is being recorded. At this time I'd like to turn the conference over to Mr. Stephen Welles, General Counsel. Please go ahead, sir.

Stephen Welles:
Good afternoon, everyone, and thank you for joining today's call. On the call today are Joe Liu, Chairman and CEO of Oplink; Shirley Yin, CFO of Oplink and Peter Lee, President and COO of Oplink.

Before we get started I'd like to remind you that the following discussion contains forward-looking statements that involve risks and uncertainties and that Oplink's actual results may vary materially from those discussed here. Risk factors that could cause the actual results to differ from statements on this call can be found in our periodic filings with the SEC.

Forward-looking statements made on this conference call are based on current expectations and Oplink does not intend to update or revise them, whether as a result of new developments or otherwise.

Now I'd like to turn the call over to Joe Liu, Chairman and CEO. Please go ahead Joe Liu, Chairman and CEO. Please go ahead, Joe.

Joe Liu:
Thank you, Steve. And thanks to all of you for joining us today. First I will touch on our results for the quarter and then talk about our strategy for driving continued growth in our core optical business. Then I want to take some time to discuss the comprehensive set of initiatives we recently announced to position the company for continued success. Finally I will hand it over to Shirley Yin, our CFO, for additional color on the quarter and the financial review.

Revenue for the quarter was $51.5 million, up from $48.1 million in the prior quarter due to primarily to meaningful demand for our optical product in North America telecom and datacom markets as well as the continued wireless network build out in China.

Our results reflect the fundamental strength of our core optical business and we are very confident in the long-term opportunities and demand for the core business going forward.

I'd like to take a few minutes to talk about our strategy for the core business. Over the course of our history Oplink has emerged as a leading provider of fiber optic product and service that serve as critical building blocks for the telecommunications-related industries.

Since starting out as a pure passive component supplier, we have expanded our business and now provide integrated optical subsystems, design services and custom solutions to help our customers innovate and compete cost-effectively in a constantly evolving technology landscape.

We have continued to make progress in our vertically integrated design and manufacturing strategy to drive a product roadmap in line with the next generation color-less, direction-less, and contention-less -- or CDC -- ROADM and long haul/metro 100G deployment involving integrated passive and active solutions for leading telecom customers.

We are seeing good demand for our 10G pluggable transceivers and we're developing transceivers to address the expanding 40G and 100G opportunities.

We're also seeing growth from Web 2.0 datacom, data center customers which has traditionally not be a focus for us.

We're focused on capitalizing on the significant growth opportunity in our core optical business and confident the business will continue to give significant value over the long term.

Now you have likely seen the serious strategic initiatives we announced last week to further enhance long-term value for our company and our shareholders. And you know we regularly evaluate Oplink's overall strategic direction as well as the optimal mix of cash to meet the need of the business and direct return of cash to shareholders.

The initiatives resulted from careful review and the deliberation with our Board of Directors as well as several productive discussions with many of our shareholders.

We're committed to driving growth and creating sustainable value for all our shareholders and we truly believe that these initiatives are the right steps to take to further enhance Oplink's value and position the company for further success.

First, we announced that we have hired Cowen & Company to explore strategic alternatives for the Oplink Connected business. We continue to believe Oplink Connected has great long-term potential but we also understand shareholder's concern regarding the impact of continued investment on our financial results.

We believe that refocusing our effort on the core optical business will drive near and long-term growth for Oplink for the benefit of all of our shareholders.

We're committed to running an efficient process and have already begun reaching out to potential acquirers. I want to emphasize it is still very early in the process and it would be premature to discuss suitors or speculate about timelines or valuation.

We also announced two initiatives designed to increase direct return of cash to shareholders. First, we announced the initiation of a quarterly dividend. Second, we announced a $40 million increase to our existing stock repurchase program. We're pleased that our strong balance sheet, cash position and solid operating cash flow gives us the flexibility to continue to execute our long-term strategic initiatives while increasing current returns to shareholders.

Finally, as you know, we also announced a decision to expand our Board of Directors by up to two members with relevant industry expertise. Our nominating committee has already identified several potential director candidates and has also engaged a service of the National Association of Corporate Directors to further assist us in the process.

Before handing the call off to Shirley I would like to just say that since our founding, we have regularly evaluated Oplink's overall business strategy, market position and long-term long-range growth opportunities.

We have always also sought out shareholder input and our recent announcement reflects, in part, the constructive conversations with many of you, our shareholders. We're committed to delivering superior long-term value and believe our recent announcements are reflective of that commitment.

With that I will turn the call to Shirley for the finical review. Shirley, please go ahead.

Shirley Yin:
Thanks, Joe. And thanks to all of you for joining us today. Revenue for the quarter was $51.1 million, up from $48.1 million in the prior quarter and up from year-ago fourth quarter revenue of $49.3 million.

Our two 10% customers, Coriant and Huawei, together accounted for 30% of our revenue for the quarter.

We had a GAAP net loss of $4.2 million or 23 cents per share, down from net loss of $524,000 or 3 cents per share in the prior quarter and net income of $4.5 million or 23 cents per diluted share reported for the fourth quarter of fiscal 2013.

The GAAP net loss for the fourth quarter of fiscal 2014 was due primarily to $4.9 million excess inventory reserve relating to the Oplink Connected business as part of the companies recently announced decision to seek strategic alternatives for that business.

For the full 2014 fiscal year revenue was $204.8 million, an increase of about 12% from fiscal 2013 revenue of $183.4 million and GAAP net loss per share was 6 cents, down from net income of 69 cents per diluted share for fiscal 2013.

Non GAAP net income for the fourth quarter was $1.8 million or 10 cents per diluted share up from $270,000 or 1 cent per diluted share reported in the prior quarter and down from $4.7 million or 24 cents per diluted share reported for the fourth quarter of fiscal 2013.

Non GAAP net income for the year was $8.5 million or 44 cents per diluted share compared to $17.6 million or 91 cents per diluted share for fiscal 2013.

A GAAP to non-GAAP reconciliation is included in our earnings press release.

Our non GAAP gross margin in the fourth quarter was 29.9%, up from 29.4% in the prior quarter due mostly to slightly higher utilization of our manufacturing overhead because of higher revenue. For the September quarter we expect gross margins to be slightly higher due to higher expected revenue.

Turning to our operating results, total non-GAAP operating expenses were $13.5 million, essentially the same as the prior quarter. Of that $13.5 million in OpEx, $2.3 million were incurred by our Oplink Connected business, about the same level as the prior quarter.

As we previously announced, beginning with the September quarter the Oplink Connected business will be reclassified as discontinued operations.  For the September quarter we are expecting expenses for the continuing operations to be at the same level of the fourth quarter.

We expect expenses Oplink Connected to increase to about $3.5 million, which includes expenses relating to the process to seek strategic alternatives for that business.

Our tax provision expenses were lower in the fourth quarter primarily driven by higher income in jurisdictions with lower tax rates in the fourth quarter. We expect our tax rate for the September quarter to be approximately 20%.

Total headcount at quarter end was 3685, down slightly from the prior quarter due to attrition in direct labor headcount.

We closed the quarter with cash and marketable securities of $140 million, down from $161 million in the prior quarter. We repurchased $18.2 million worth of stock during the quarter and shares outstanding at the end of the quarter were 17.5 million.

Our Board of Directors has authorized an increase of $40 million to our existing share repurchase program bringing the current repurchase authorization to $70 million.

Oplink has repurchased $33.6 million of our stock during the last two fiscal quarters and intends to continue to repurchase under the expanded authorization. At current price levels we believe that our stock remains a good buy.

We spent $611,000 in CAPEX during the fourth quarter and $10.4 million for fiscal 2014, consisting mostly of new capital equipment for our optical business including equipment for our 100G products. We expect total CAPEX for fiscal 2015 to be in the $10 million range.

Accounts receivable at the end of the fourth quarter were $43.6 million up from $37.2 million in the prior quarter due to higher shipments in the last months of the fourth quarter and higher shipments to customers with longer payment terms. DSO was 77 days, up from 71 days in the prior quarter.

Inventory was $38.8 million down from $40.3 million at the end of last quarter primarily due to the $4.9 million inventory reserve related to Oplink Connected business. We expect inventory levels to remain at about this level in the September quarter.

We also recently announced that Oplink will initiate a regular quarterly cash dividend to shareholders beginning in the first fiscal quarter of 2015 with a dividend of 5 cents per share of the company's common stock. The initial dividend will be payable to shareholders of record as of August 14, 2014 and will be paid on August 28, 2014.

For the September quarter we expect revenue to be in the range of $53 million to $57 million. GAAP net income from continuing operations is expected to be in the range of 14 cents to 20 cents per diluted share. Non GAAP net income from continuing operations is expected to be in the range of 22 cents to 28 cents per diluted share.

Expenses to be incurred by Oplink Connected business including expenses incurred to seek strategic alternatives will be approximately $3.5 million which will be presented as discontinued operations.

Now we will take your questions through the Operator. Please go ahead.

Operator:
Thank you. At this time if you do have a question please signal us by pressing star 1 on your touch-tone telephone. Again for questions that will be star 1. We'll pause for just a moment. And again for questions or comments at this time that is star 1.

We'll go first to Patrick Newton with Stifel.

Patrick Newton:	Yes thank you. Good afternoon Joe and Shirley and Peter. Thank you for taking my questions.

Joe Liu:	Hi, Patrick.

Shirley Yin:	Hi, Patrick.

Patrick Newton:
So I guess I want to start with the Oplink Connected side, I know you said it's very early stages and you don't want to talk too much about the asset value. But from a thought process of how the Board is looking at this as far as selling the asset can you help us understand are interested parties looking at a subscriber metric or just any type of level that you could provide us with what you think you can derive from the asset.

Joe Liu:
Well I - Patrick, I think that I…I think I made a statement that we are…you know, it's really in the early stage and not appropriate for me to comment on the timeline…it would be very speculative. So I would rather, you know, not comment too much color on, you know, we're just beginning the process.

Patrick Newton:	Although unwilling to maybe speculate on the time frame I assume because you have it in discontinued operations, but if this asset were not sold within 12 months you would move to shut it down?

Joe Liu:
I expect probably much sooner than that. But, you know, again we're getting into a speculation, you know, mode…you gave a number; I think that would be much much sooner than that. The goal is not to continue to fund …operating losses. The sooner the better.

Patrick Newton:	Okay. And then, Shirley, of the $2.3 million in Oplink Connected OpEx in the June quarter can you help us understand..

(Crosstalk)

Patrick Newton:	I'm sorry?

Shirley Yin:	Yeah, that $2.3 million is primarily sales and marketing expense and R&D expenses.

Patrick Newton:	Can you help us understand the rest split? Is that evenly split or is there a majority in one bucket or the other?

Shirley Yin:	Roughly half and half.

Patrick Newton:
Okay. And then I guess on the buyback if we think about some of the strategic initiatives you made, you'd raise that in buyback to $70 million, can you help us - or what is the exact amount of that allotment that is still available for repurchases?

Shirley Yin:	All $70 million after the end of the quarter.

Patrick Newton:
Okay perfect. And then if we think about your repurchase rate you did about $18 million this quarter, $15 million in the prior quarter, should we expect a similar accelerated or slower pace as we look at fiscal year '15?

Shirley Yin:
Well the buyback of the pace and the timing and the price level depends on the market conditions and also our regulatory and corporate compliance and other factors. But we do believe at the current price level of stock is a good buy.

Patrick Newton:
Okay. And then I guess just shifting to the optical side, Joe, could you discuss a little bit more about the rebound in the data center business? I'm assuming this is the same customer that was strong for you previously. Can you let us - are just talk a little bit about what shifted that projects to re-accelerate.

Joe Liu:
Well, you know, lucky is that we have more than just one. We gained two other new customers in the same, we call Web 2.0 data center category. And areas some for intra-data center, some for inter-data center applications. They are uniquely different but however we were able to, you know, to serve both.  And those are continuing trends. And that's the reason why in my script I did mention that, you know, this traditionally was not one of our primary focus area and then it is becoming a primary focus area for us to take advantage of that growing addressable market.

Patrick Newton:	And can you comment on the application that you're doing, inter- and intra-data center?

Joe Liu:
There's passive and then there's active both. The - on the passive side is more like data center to data centers, is more like a ring situation and then the intra-application would be more a transceiver. However is more on the longer reach side of the - not the short reach of the transceiver business.

Patrick Newton:	A couple more customers in this business is it fair to say that visibility through fiscal year '15 is becoming more decent and we should see less lumpy revenue trends?

Joe Liu:
You know, we don't comment, you know, more than a quarter. My visibility right now is only a couple of quarter so maybe slightly better than just one quarter but still we kind of pretty seasonal and they can be, you know, burst, you know, one quarter and then disappear in the next. So there are now like the telecom, you know, telecom contracts that we can, you know, we can have a longer dependency.

Patrick Newton:
Okay. And then I guess Joe or Shirley, on your inventory levels even with this Oplink Connected write-down they're still relatively elevated above normalized levels. Can you help us understand if there is any customized products within the inventory side that we, you know, maybe experience another write down? And then if we think about inventory over the next couple of quarters should we expect it to trend down and could that cap some potential upside on the gross margin side?

Shirley Yin:
Okay, yeah, I will take that question Patrick. So we expect next quarter inventories will stay at the same levels. The reason is, one, is we do have a higher revenue projection and also for some of the key components we do experience and tend to be longer lead times. So in order to capture the business we have to provide more buffer inventory. So going forward that's probably the inventory level you will see and we're not expecting it to come down dramatically.

Patrick Newton:
Okay. And then I guess on the gross margin on a go forward basis you've had 29 and changed for a couple of quarters, you typically have vacillated as a company between 30 and, you know, 37, 38 in a peak type cycle. Should we anticipate, as we go through fiscal year '15, and looking beyond the September quarter that makes it should help you push back more towards that kind of mid-30s range?

Shirley Yin:
Well, the improvement in gross margin largely depends on product mix and revenue levels. Our current ((inaudible)) expenses, they tend to be fixed. So as revenue increase we do have leverage from our fixed expenses. So you can see gross margin improve.

Patrick Newton:	And on the mix side what are your thoughts there?

Shirley Yin:	That is based on the current mix.

Patrick Newton:	Should mix be improving? Based on the visibility that you're talking about, Joe, should mix be a tailwind or a headwind over the next couple.

(Crosstalk)

Joe Liu:
Oh tailwind for sure. You know, there is multiple factors in their, you know, when we see, you know, revenue growth and that's tremendously healthy manufacturing overhead. And I also see that, you know, the product mix - well probably moving into the, you know, September quarter will be multiple points of margin improvement. However, you know, what I see the tailwind is probably more than a couple of percentage points.

Patrick Newton:	I'm sorry, did I hear you say September should be a couple of...

Joe Liu:	Yes.

Patrick Newton:	hundred of basis points up?

Joe Liu:	Yes.

Patrick Newton:	I thought Shirley had said earlier up slightly?

Shirley Yin:	Yeah, it's going to be up slightly in the September quarter. But in the longer term we do expect our gross margin to be back to the 33% level.

Patrick Newton:	Great. Thank you for taking my questions.

Joe Liu:	Thank you, Patrick.

Operator:	And once again for questions that is star 1. And with no further questions that will conclude today's conference. And we do thank you all for joining us today.

End